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                                                                      Exhibit 99

            MIDLAND AGREES TO BE ACQUIRED BY PROGRESSIVE CORPORATION

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          ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS AND TERMINATION
            OF AGREEMENT IN PRINCIPLE WITH AMERICAN FINANCIAL GROUP


MEMPHIS, Tennessee (November 6, 1996) - Midland Financial Group, Inc. (Nasdaq/NM-MDLD) today announced that it has signed a definitive agreement to be acquired by Progressive Corporation (NYSE-PGR). Under the agreement, Progressive will acquire all of the Company's outstanding stock, or approximately 5.5 million shares, at a price of $9.00 per share in cash. The transaction is expected to be completed during the first quarter, subject to regulatory approval and other customary conditions. Midland Financial Group will retain its identity and expects to operate as a separate business unit.

     "We are pleased to announce this agreement with Progressive, the second largest non-standard insurer in the country," commented Midland's Chairman and Chief Executive Officer Joseph W. McLeary. "After careful consideration, the Company's Board of Directors believes this transaction is the best means to maximize Midland's value for the benefit of its stockholders."

     Separately, Midland said that it expects to report a net loss of between $3 million and $4 million in the third quarter ended September 30, 1996, or the equivalent of a loss of approximately $.50 to $.70 per share. In the year-earlier period, Midland reported a net loss of $5.7 million or $1.05 per share.

     The Company said its anticipated loss will result from a pre-tax charge in the quarter of approximately $4.5 million to $6.0 million relating primarily to an increase in the Company's loss reserves for certain discontinued commercial programs. In addition, Midland will write-off approximately $1.5 million of deferred policy acquisition costs. Over the past year, Midland has worked to eliminate the commercial programs. Midland recently signed a new reinsurance agreement which cedes to a major reinsurer all of the Company's commercial risks as of July 1, 1996. These efforts have resulted in lower premium volume in 1996, a trend that is expected to continue in 1997 as the Company continues to focus on historically profitable business.

     Also, as expected, Midland's anticipated third quarter results will include several unusual and non-recurring items. The cancellation of the Company's merger transaction with Danielson Holding Corporation in July 1996 resulted in the write-off of approximately $2.4 million of merger-related expenses. These costs were partially offset by the receipt of key-man life insurance totaling $1.1 million relating to the death of Charles H. (Hank) Gray III, who was killed in the crash of TWA Flight 800. The net charge from these items, which



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is reflected in the Company's preliminary earnings estimate for the quarter, totaled approximately $1.3 million before giving effect to income taxes.

     Midland will report its full results for the third quarter and nine-month period ended September 30, 1996, prior to November 15, 1996.

     The Company also announced that Midland and American Financial Group, Inc. (NYSE-AFG) have terminated a previously announced agreement in principle relating to a new $20 million term loan from Cincinnati, Ohio-based American Financial.

     Midland Financial Group currently underwrites and markets non-standard private passenger automobile insurance. The Company markets its products through approximately 8,500 independent agents across 20 states, primarily in the southern and western United States.



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